Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in the Annual Report on Form 10-K of TerraForm Power, Inc. for the year ended December 31, 2019 (the “Form 10-K) and to the incorporation by reference in TerraForm Power's Registration Statements No. 333-205337 on Form S-8, No. 333-221593 on Form S-1 and No. 333-234076 on Form S-3 our report dated February 28, 2019, (relating to the consolidated financial statements of TERP Spanish HoldCo, S.L. (Sociedad unipersonal) as of December 31, 2018 and for the period from June 12, 2018 to December 31, 2018, not presented separately herein), appearing in the Form 10-K.

/s/ DELOITTE, S.L.

Madrid, Spain
March 25, 2020